                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of June 30, 1999, among THE JOHN VANN COMPANY, a Texas corporation (the "Company"); JOHN A. VANN ("VANN") JVC Financial, L.L.C., ("JVC") the owner of 100% of the issued and outstanding common stock of the Company; RUSHMORE FINANCIAL GROUP, INC., a Texas corporation (the "Parent"); and RUSHMORE INVESTMENT ADVISORS, INC., a Texas corporation, and a wholly owned Subsidiary of Parent ("Purchaser").

         WHEREAS, JVC and the respective Boards of Directors of Parent, the Purchaser and the Company have duly approved the acquisition of the Company by means of a Merger of the Purchaser with and into the Company pursuant to the terms of this Agreement, it is therefore agreed as follows:

                                   ARTICLE I.
                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Texas Business Corporation Act (the "Act"), the Company shall be merged with the Purchaser (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI hereof. Following the Merger the Company shall continue as the surviving corporation (the "Surviving Corporation") and continue its existence under the laws of the State of Texas, and the separate corporate existence of the Purchaser shall cease.

         SECTION 1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of Texas the Articles of Merger in the form attached hereto as Exhibit "A" (the "Articles of Merger") (the time of such filing being the "Effective Time"). The effective date of the Merger for all purposes shall be July 1, 1999, notwithstanding a later filing of the Articles of Merger.

         SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the Act. As of the Effective Time, the Purchaser shall merge with and into the Company, and the Company shall become a direct wholly owned Subsidiary of Parent. It is the intention of the parties that the Merger will constitute a tax-free reorganization pursuant to the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (as amended) (the "Code").

         SECTION 1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation of the Company and the Bylaws of the Company, both as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation of the Company will be amended in the Merger to change its name to "Rushmore Investment Advisors, Inc.", and the Company will file an Assumed Name Certificate to use the name "The John Vann Company" on a transitional basis.

         SECTION 1.5 Directors. As of the Effective Time, all directors of the Company shall resign or be removed, and the directors of the Purchaser will be elected to become the directors of the Surviving Corporation. Vann shall also be elected to become a director of the Surviving Corporation and will be the Chairman of its Board of Directors.


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         SECTION 1.6 Officers. Upon execution of this Agreement and satisfaction of all conditions to the Closing of the Merger, the officers of the Purchaser will be elected to become officers of the Surviving Corporation as of the Effective Time. Vann will become the Chairman, Chief Executive Officer and Chief Investment Officer of the Surviving Corporation. Vann will also be elected to the offices in the Parent as set forth in Section 5.8.

         SECTION 1.7 Transfer of and Payment for Shares.

                  (a) All shares of common stock, no par value ("Shares"), of the Company issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of any holder thereof, be cancelled and reissued as newly issued, fully paid, and non-assessable shares of the common stock, par value $0.01 per share, of the Parent issued in the name of JVC. Until surrendered in accordance with the provisions of this Section, each certificate representing shares of the Company shall represent for all purposes the right to receive the Merger Consideration. At and after the Effective Time there shall be no transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Company. If, after the Effective Time, certificates are presented to the Company, they shall be cancelled and exchanged for the Merger Consideration provided in this Article I. At the close of business on the day prior to the Effective Time the stock ledger of the Company shall be closed. From and after the Effective Time, holders of certificates formerly evidencing Shares of the Company shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

                  (b) In exchange for the cancelled shares of the Company, JVC shall be entitled to receive the following (referred to as the "Merger Consideration"):

                           (i) 500,000 restricted shares of the Parent's common stock, issued within 10 days after the Effective Time upon listing of such shares with the Nasdaq Stock Market.

                           (ii) 50,000 restricted shares of the Parent's common stock issued 90 days from the Effective Time, subject to adjustment downward for any cash paid or debt assumed prior to the issuance of the shares to JVC from the Company in excess of Vann's normal monthly draw. The number of shares to be reduced under this subsection will be based on the amount of such cash payment or debt assumed divided by $6.00 per share.

                           (iii) a number of restricted shares of Parent's common stock equal to $3,300,000, divided by the average closing sales price of the common stock on Nasdaq for the trading days between June 18, 1999 and the Closing Date, less 550,000 shares, shall be issued and held by the Chief Financial Officer of Parent and will be delivered to JVC twelve months after Closing unless the Parent common stock shall have achieved a closing sales price for at least 30 trading days during such twelve month period equal to or greater than $6.00 per share.



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         SECTION 1.8 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the mutual agreement of the Company, the Parent and the Purchaser that all conditions described in Article VI have been satisfied or waived by the applicable party, the Company and Purchaser shall execute in the manner required by the Act and deliver to the Texas Secretary of State duly executed and verified Articles of Merger, and the parties shall forthwith thereafter take such other and further actions as may be required by law to make the Merger effective. Contemporaneous with the filings referred to in this Section, a closing (the "Closing") will be held at the offices of Glast, Phillips & Murray, P.C., 13355 Noel Road, Suite 2200, Dallas, Texas 75240, for the purpose of implementing all transactions described in this Agreement.

         SECTION 1.9 Excluded Assets. Prior to the Effective Time, the Company shall take appropriate action to convey to JVC or its designee the assets and any liabilities associated with such assets that are listed in the Disclosure Schedule.

         SECTION 1.10 Conveyed Assets. Prior to the Effective Time, JVC shall convey to the Company the assets and their associated liabilities that are identified in the Disclosure Schedule, comprising all assets utilized by the Company in its investment advisory and management business not theretofore owned by the Company.


                                   ARTICLE II.
                                APPRAISAL RIGHTS

         SECTION 2.1 Stockholders Rights. By virtue of the Act, the stockholders of the Company are entitled to exercise any appraisal rights in connection with the Merger. It is a condition to Parent's and Purchaser's obligation to complete the Merger that no stockholder of the Company, including JVC, shall exercise any dissenter's rights.


                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                          OF THE COMPANY, VANN AND JVC

         The Company, JVC and Vann jointly and severally represent and warrant to the Parent and Purchaser as follows:

         SECTION 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. The Company is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect. The Company has delivered to Purchaser true and correct copies of the Articles of Incorporation and Bylaws of the Company.



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         SECTION 3.2  Capitalization; Subsidiaries.

                  (a) The authorized capital stock of the Company consists of 1,000,000 Shares. As of June 30, 1999, 930 Shares were issued and outstanding. Except as described in the Disclosure Schedule, since June 30, 1999, the Company has not issued any shares or other capital stock, and has not repurchased or redeemed any Shares. The Company does not have any shares of its capital stock reserved for issuance. All issued and outstanding Shares are validly issued, fully paid, non-assessable and free of preemptive rights.

                  (b) The Company does not have and has never had any subsidiaries or owned securities comprising more than 10% of the ownership of any of the Company, entity or person

         SECTION 3.3 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall, as of the Closing, have been duly and validly authorized by the Board of Directors and JVC, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions.

         SECTION 3.4 Financial Statements. The Company has delivered to Purchaser copies of its financial statements as of and for the years ended September 30, 1998, certified by Cheshier & Fuller, and for the six months ended March 31, 1999 (the "Company Financial Statements"). Each of the Company Financial Statements fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the related statements of operations and retained earnings and cash flows or equivalent statements in the Company Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the period set forth therein in each case in accordance with generally accepted accounting principles applicable to the particular entity consistently applied throughout the periods involved, except as may be noted therein. The accounts receivable, notes receivable and any other contingent asset reflected on the latest balance sheet of the Company arose from bona fide transactions in the ordinary course of business, and, to the best of the Company's knowledge, are not subject to any offset or counterclaim.

         SECTION 3.5 Consents and Approvals; No Violation. Except as described in the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other organization documents of the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined herein), except (i) the filing of the Articles of Merger pursuant to the Act, (ii) filing of amended Forms ADV by both the Company and Purchaser, or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect (as defined herein), (c) result in a material default (with or without due notice or lapse of time or both) (or give rise to any right


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of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract (as hereinafter defined), license, agreement or other instrument or obligation to which the Company is a party or by which the Company or its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been requested, (d) result in the creation or imposition of any lien, charge or other encumbrance on the assets of the Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its assets.

         SECTION 3.6 Litigation, etc. Except as described in the Disclosure Schedule, (a) there is no action, claim, or proceeding pending or, to the knowledge of the Company, threatened, to which the Company or is or would be a party before any court or Governmental Authority acting in an adjudicative capacity, or any arbitrator or arbitration tribunal; (b) the Company is not subject to any outstanding order, writ, injunction or decree; and (c) since December 31, 1998, there have been no claims made or actions or proceedings brought against any officer or director of the Company arising out of or pertaining to any action or omission within the scope of his employment or position with the Company. All litigation and other administrative, judicial or quasi-judicial proceedings to which the Company is a party or to which it has been threatened to the Company's knowledge to be made a party, are described in the Disclosure Schedule.

         SECTION 3.7 Changes. Except as expressly contemplated by this Agreement or as reflected in the Disclosure Schedule or in the Company Financial Statements, since March 31, 1999, the Company has conducted its business only in the ordinary and usual course, and, except as set forth in the Disclosure Schedule or in the Company Financial Statements, none of the following has occurred, except as shall have occurred in the ordinary course of its business:

                  (a) any material adverse change in the condition (financial or other), results of operations, business, assets, customer, supplier and employee relations of the Company, taken as a whole;

                  (b) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

                  (c) any damage, destruction or loss, whether or not covered by insurance, resulting in a Material Adverse Change of the Company and its Subsidiaries;

                  (d) any declaration, setting aside or payment of dividends or distributions in respect of the Shares, or any redemption, purchase or other acquisition of any of the securities of the Company;

                  (e) any issuance by the Company of, or commitment of the Company to issue, any Shares or other capital stock or securities convertible into or exchangeable or exercisable for Shares or other capital stock;

                  (f) any entry by the Company into any commitment or transaction material to the condition (financial or other), business or operations of the Company, taken as a whole, which is not in the ordinary course of business and consistent with past practice;


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                  (g) any revaluation by the Company of any of its assets,
including without limitation, writing down the value of assets or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

                  (h) any agreement by the Company to do any of the things described in the preceding clauses (a) through (g) other than as expressly contemplated or provided for herein; or

                  (i) any waiver by the Company of any rights that, singularly or in the aggregate, are material to the business, assets, financial condition, or results of operation of the Company, taken as a whole.

         SECTION 3.8 Real Property.

                  (a) The Disclosure Schedule sets forth the location and legal description of each parcel of Real Property owned, leased or utilized by the Company.

                  (b) The Real Property and the present uses thereof comply in all material respects with all material laws and regulations (including zoning laws and ordinances) of each Government having jurisdiction over the Real Property, and the Company has not received any notice from any Government alleging that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any regulations of any Government having jurisdiction over the Real Property.

                  (c) The Company holds all Environmental Permits necessary for conducting the Business and has conducted, and is presently conducting, the Business in material compliance with all applicable Environmental Laws and Environmental Permits held by it, including, without limitation, all record keeping and filing requirements. To the Company's, JVC's and Vann's knowledge, all Hazardous Materials and Solid Waste, on, in, or under Real Property have been properly removed and disposed of, and to the Company's, JVC's and Vann's knowledge no past or present disposal, discharge, spill, or other release of, or treatment, transportation, or other handling of Hazardous Materials or Solid Waste on, in, under, or off-site from any Real Property will subject the Purchaser, or any subsequent owner, occupant, or operator of the Real Property to corrective or compliance action or any other liability. There are no pending, or to the Company's, JVC's and Vann's knowledge, threatened Actions or Orders against or involving the Company relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits with respect to the Real Property, nor to the Company's, JVC's and Vann's knowledge is the Company subject to any liability for any such past or ongoing violation.

         SECTION 3.9 ERISA Matters. The Company and all "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or their employees (which Employee Benefit Plans are listed on the Disclosure Schedule), comply in all material respects with all applicable laws, requirements and orders under ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), the breach or violation of which would have a Material Adverse Effect on the Company, taken as a whole; the present value of all the assets of each of its Employee Benefit Plans that it is subject to Title IV of ERISA equals or exceeds to the knowledge of the Company the present value of all of the benefits accrued under each such Employee Benefit Plan as of the end of most recent plan year with respect to such plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the last actuarial evaluation for each such plan; none of the employees of the

Company is covered by a collective bargaining agreement; the Company has never contributed to a "multi-employer plan" as defined in Section 3(37) of ERISA; neither the Employee Benefit Plans nor any fiduciary or administrator thereof has engaged in a "prohibited transaction" as defined in Section 406 of ERISA or, where applicable, Section 4975 of the Code for which no exemption is applicable, that may have any Material Adverse Effect on the Company, taken as a whole, nor to the knowledge of the Company have there been any "reportable events" as defined in Section 4043 of ERISA for which the thirty-day notice has not been waived.

         SECTION 3.10  Taxes, Tax Returns.

                  (a) The Company has delivered to Parent copies of the federal income tax returns of the Company for each of the last three fiscal years and all schedules and exhibits thereto. Except as set forth on the Disclosure Schedule, the Company has duly and timely filed in correct form all federal, state and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns to the knowledge of the Company being accurate and complete in all material respects) and, to the knowledge of the Company, has duly paid or made provision for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from them by any Governmental Authority (including, without limitation, those due in respect of their properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than taxes or other charges (i) which are not yet delinquent or are being contested in good faith and set forth in the Disclosure Schedule, (ii) have not been finally determined or (iii) that would not have a Material Adverse Effect on the Company. The liabilities and reserves for taxes in the Company Financial Statements are sufficient to the best of the Company's knowledge in the aggregate for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, for the period ended September 30, 1998, or for any year or period prior thereto, and for which the Company may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

                  (b) To the knowledge of the Company, (i) proper and accurate amounts have been withheld by the Company from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns which are accurate and complete in all material respects have been filed by the Company for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full, or adequate provision therefore has been included by the Company in the most recent Company Financial Statements.

         SECTION 3.11 Tax Audits. Except as disclosed in the Disclosure Schedule, (i) no audit of any material federal, state or local U.S. return of the Company is currently in progress, nor has the Company been notified that such an audit is contemplated by any taxing authority, (ii) the Company has not extended any statute of limitations with respect to the period for assessment of any federal, state or local U.S. tax, (iii) the Company does not contemplates the filing of an amendment to any return, which amendment would have a Material Adverse Effect on the Company, and (iv) the Company has no actual or potential material liability for any tax obligation of any taxpayer other than the Company. Except as disclosed in the Disclosure

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Schedule, there are no material tax claims pending against the Company and there are no material tax claims to the knowledge of the Company threatened to be asserted against the Company. For purposes of this Section 3.11, "tax" and "taxes" shall include all income, gross receipt, franchise, excise, real and personal property, sales, ad valorem, employment, withholding and other taxes imposed by any foreign, federal, state, municipal, local, or other Governmental Authority including assessments in the nature of taxes.

         SECTION 3.12 Undisclosed Liabilities. The Company is not liable for or subject to any material Liabilities (as hereinafter defined), except (a) Liabilities adequately disclosed or reserved for in the most recent Company Financial Statements and not heretofore paid or discharged, (b) Liabilities under any contract, commitment or agreement specifically disclosed on the Disclosure Schedule, or (c) Liabilities incurred, consistent with past practice, in or as a result of the ordinary course of business of the Company since the date of the most recent Company Financial Statements. As used in this Agreement, the term "Liability" or "Liabilities" includes any material direct or indirect liability, indebtedness, obligation, guarantee or endorsement (other than endorsements of notes, bills, and checks presented to banks for collection or deposit in the ordinary course of business), whether known or unknown, accrued, absolute, contingent or otherwise.

         SECTION 3.13  No Default; Compliance.

                  (a) Except as set forth in the Disclosure Schedule, to the knowledge of JVC and Vann, the Company is not in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which the Company is a party or by which the Company or its properties is bound, (ii) any judgment, order or injunction of any court, arbitrator or governmental agency or
(iii) any other agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth in the Disclosure Schedule, the Company has complied in all material respects with all laws, regulations, orders, judgments or decrees of any federal or state court or Governmental Authority applicable to its business and operations, non-compliance with which might reasonably be expected to have a Material Adverse Effect.

         SECTION 3.14 Representations and Warranties Continuing. The representations and warranties set forth herein shall be true and correct on the date hereof and subject to an update of the Disclosure Schedule from time to time, at all times prior to the Effective Time as if made from time to time, including, without limitation, at the Effective Time and the Closing.

         SECTION 3.15 Contracts and Commitments. Except as listed and described in the Disclosure Schedule or the Company Financial Statements, the Company is not a party to, nor is it or its assets bound by any written or oral covenant, contract, agreement or understanding (a "Contract"), excluding the Franchise Agreements referred to in Section 3.22, but including the following:

                  (a) Contract with any present or former stockholder, director, officer, employee or consultants;

                  (b) Contract with any labor union or other representative of employees;

                  (c) Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving payment or potential payment by the Company of $10,000 or more under any one Contract or series of related Contracts;

                  (d) any Contract, including, without limitation, any outstanding quotations, bids or proposals, to sell goods or to perform services in an aggregate amount in excess of $10,000;

                  (e) distributorship, representative or sales agency agreement, contract or commitment;

                  (f) conditional sale agreement or lease under which the Company is either the seller or purchaser, lessor or lessee, involving annualized payments or potential payments by or to the Company that is in excess of $10,000;

                  (g) Contract (including, without limitation, any note, debenture, bond, conditional sale or equipment trust agreement, letter of credit agreement or loan agreement) for the borrowing or lending of money more than $10,000 (including, without limitation, those to or from officers, directors or stockholders of the Company, or any affiliates or members of their immediate families, for a line of credit, or for a guarantee, security, indemnitee, pledge or undertaking of the indebtedness or obligations of any other person);

                  (h) Contract for any charitable or political contribution;

                  (i) Contract for any capital expenditure involving future payments, which, together with future payments under all other existing Contracts for the same capital project, are in excess of $10,000;

                  (j) Contract limiting or restraining the Company from engaging or competing in any lines of business with any person, nor is any officer or employee of the Company subject to any such agreement, contract or commitment;

                  (k) license, franchise, distributorship or other Contract relating in whole or in part to any ideas, technical assistance or other know-how of or used by the Company;

                  (l) Contract greater than $10,000 which is expected to continue for more than six months from the date hereof;

                  (m) Contract not made in the ordinary course of business;

                  (n) any guaranty, direct or indirect, of any person of any contract, lease or agreement in an amount greater than $10,000 entered into by the Company;

Except as may be disclosed on the Disclosure Schedule: each of the Contracts listed on the Disclosure Schedule is valid and enforceable in accordance with its terms; to the best of the Company's knowledge, the Company and the other parties thereto are in substantial compliance with the provisions thereof; except as may be disclosed on the Disclosure Schedule, neither the Company nor any other party is (or by reason of the consummation of the transactions contemplated by this Agreement, will be) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein and no event has occurred or is anticipated to occur (including the consummation of the transactions contemplated by this Agreement) which with or without the giving of notice or lapse of time, or both, would constitute a default or give the right of termination thereunder.

         SECTION 3.16 Compliance with Law and Permits. To its knowledge, the Company has owned and operated its properties and assets in substantial compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all Governmental Authorities having jurisdiction with respect thereto, specifically including the Investment Advisers Act of 1940 and the Texas Securities Act, except where the failure to own and operate such properties and assets in compliance with such provisions and requirements would not reasonably be expected to have a Material Adverse Effect. All material governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by the Company of its properties and assets have been obtained, and to the knowledge of the Company no violation exists in respect of such licenses, permits or authorizations, except where the failure to obtain and hold such permits, or any violation thereof by the Company, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of JVC and Vann, none of the documents and materials filed with or furnished to any Governmental Authority with respect to the properties, assets or businesses of the Company contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not misleading.

         SECTION 3.17 Title to Property. Except as disclosed on the Disclosure Schedule, the Company has good and marketable title, insured with respect to properties and assets which currently are of a type for which insurance is generally available, free and clear (except as indicated in the Disclosure Statement or in the most recent Company Financial Statements and liens for current taxes not yet due and payable), of all security interests, liens, encumbrances and encroachments of a material nature, to its real property and other property and assets that are material to the Company's business on a consolidated basis.

         SECTION 3.18 Insurance and Bank Accounts

                  (a) The Disclosure Schedule sets forth a complete and accurate list and description of all insurance policies in force naming the Company or any employees as an insured or beneficiary or as a loss payable payee or for which the Company has paid or is obligated to pay all or part of the premiums. The Company has not received notice of any pending or threatened termination or retroactive premium increase with respect thereto, and the Company is in compliance in all material respects with all conditions contained therein. There are no pending material claims against such insurance by the Company as to which insurers have denied liability, no defenses provided by insurers under reservations of rights, and no material claim under such insurance that has not been properly filed by the Company.

                  (b) The Disclosure Schedule contains a list of all bank and investment accounts maintained by the Company, including the account numbers, recent balance, institution, and persons having signing authority.

         SECTION 3.19 Employees. The Disclosure Statement sets forth a list of the employees of the

Company, stating with respect to each the name, date of hire, rate of compensation and any commission or bonus arrangement. Except as described in the Disclosure Statement, there are no claims or disputes pending with any employee regarding workers' compensation, unemployment benefits, discrimination (including discrimination based on any disability), or compensation, and no employment or collective bargaining agreements are in effect covering any such person.

         SECTION 3.20 Tangible Personal Property. The Disclosure Statement contains a complete and accurate description and the location of all equipment, furniture, supplies, and other tangible personal property owned by, in the possession of, or used by any of the Company. Except as stated in the Disclosure Schedule hereof, no personal property used by the Company in connection with the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of the Company. The tangible personal property reflected in those books and records constitutes all such tangible personal property necessary for the conduct of the Business as now conducted by the Company.

         SECTION 3.21 Trade Names, Trademarks, and Copyrights. The Disclosure Schedule sets forth all trade names, trademarks, service marks, and copyrights and their registrations, owned by the Company or in which they have any rights or licenses, together with a brief description of each. JVC has no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright. The Company has not infringed, nor is it now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in the Disclosure Schedule, the Company is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchisor (other than as franchisor pursuant to the franchise agreements set forth in the Disclosure Schedule), franchisee, or otherwise, with respect to any trade names, trademarks, service marks, or applications for them, or any copyrights. The Company owns, or holds adequate licenses or other rights to use, all trade names, trademarks, service marks, and copyrights necessary for its respective business as now conducted by it, and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. The Company has the right to sell or assign to Purchaser all owned trade names, trademarks, service marks, and all such licenses and other rights.

         SECTION 3.22 Title to Assets. The Company has good and marketable title to all of its assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the Business. All of the assets are free and clear of restrictions on or conditions to transfer or assignment, and of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (a) those disclosed in the Financial Statements or in the Disclosure Schedule; (b) the lien of current taxes not yet due and payable; and (c) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. The Company is not in default or in arrears in any material respect under any lease of property used in the Business. All tangible personal property of Seller are in good operating condition and repair, ordinary wear and tear expected.

         SECTION 3.23 Millennium Compliance. To the current, actual knowledge of the Company, JVC and Vann, the computer hardware and software systems used for the storage and processing of data ("Systems") by the Company are Millennium Compliant. The Company has received reasonable assurances that none of the Systems, operations, or business functions relating to the Business will be materially adversely affected by any third party's failure to be Millennium Compliant and that all of the suppliers and third party providers of the Business are Millennium Compliant. To the best knowledge of JVC and Vann based on advice from service providers the Company is taking or has taken all necessary and appropriate action to address and remedy any deficiencies in Systems from becoming Millennium Compliant. For purposes of this Section 3.23, "Millennium Compliant" shall mean the ability of Systems to provide the following functions, without human intervention, individually and in combination with other products or systems: (a) consistently handle date information before, during, and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (b) function accurately and without interruption before, during, and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of a new century; (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined, and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century.

         SECTION 3.24 Accounts Receivable. The accounts receivable set forth in the Company Financial Statements and those accounts receivable accruing through the Effective Time represent valid and bona fide sales to third parties incurred in the ordinary course of business, collectible in accordance with their terms, subject to no defenses, set-offs or counterclaims, except to the extent of any reserves for doubtful accounts reflected in the March 31, 1999, balance sheet included in the Company Financial Statements.

         SECTION 3.25 Interests in Customers, Suppliers, Etc. No shareholder, officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of such Company. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section.

         SECTION 3.26 Investment Purpose. JVC and Vann represent that each is acquiring and will acquire, as the case may be, the shares of Parent issuable to it pursuant hereto solely for its own account for investment purposes only and not with a view toward resale or distribution thereof other than pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). JVC and Vann understand that such shares of Parent common stock will be issued in reliance upon an exemption from the registration requirements of the Securities Act and that subsequent sale or transfer of such securities is prohibited absent registration or exemption from the provisions of the Securities Act. JVC and Vann hereby agree that they will not sell, assign, transfer, pledge or otherwise convey any of the shares of the Parent common stock issuable pursuant hereto, except in compliance with the provisions of the Securities Act and in accordance with any transfer restrictions or similar terms set forth on the certificates representing such securities or otherwise set forth herein.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

         Parent and Purchaser jointly and severally represent and warrant to the Company, JVC and Vann as follows:

         SECTION 4.1 Authority Relative to this Agreement. The Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the sole stockholder of the Purchaser and the Boards of Directors of the Parent and Purchaser, and no other corporate proceedings on the part of the Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of the Parent and Purchaser, enforceable against the Parent and Purchaser in accordance with and subject to its terms and conditions.

         SECTION 4.2 SEC Reports. Since January 1, 1998, to the best of its knowledge the Parent has filed all required forms, reports and documents ("Parent SEC Reports") with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and interpretive releases promulgated thereunder. None of such Parent SEC Reports, including without limitation any financial statements, notes, or schedules included therein, at the time filed, contained, or, if to be filed in the future will contain, any untrue statement of a material fact, or omitted, omit or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Each of the consolidated balance sheets in or incorporated by reference into the Parent SEC Reports fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the related consolidated statements of operations and retained earnings and cash flows or equivalent statements in the Parent SEC Reports (including any related notes and schedules) fairly presents or will fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the period set forth therein (subject in the case of unaudited interim statements, to normal year-end audit adjustments) in each case in accordance with generally-accepted accounting principles applicable to the particular entity consistently applied throughout the periods involved, except as may be noted therein. The consolidated financial statements included or to be included in the Parent SEC Reports are hereinafter sometimes collectively referred to as the "Parent Financial Statements."

         SECTION 4.3 Consents and Approvals; No Violation. Except as described in the Disclosure Schedule, neither the execution and delivery of this Agreement by the Parent and Purchaser nor the consummation of the transactions contemplated hereby nor compliance by the Parent and Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of the Parent, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) the filing of Articles of Merger pursuant to the Act, or (B) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect,
(iii) result in a material default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract, license, agreement or other instrument or obligation to which the Parent is a party or by which the Parent, or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been requested or which, in the aggregate, would not have a Material Adverse Effect, (iv) result in the creation or imposition of any lien, charge or other encumbrance on the assets of the Parent, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent, or any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect.


                                   ARTICLE V.
                                    COVENANTS


         SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or disclosed in the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to their ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in the Disclosure Schedule, the Company will not, prior to the Effective Time, without the prior written consent of Parent (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or (ii) any other securities in respect of, in lieu of or in substitution for, capital stock outstanding on the date hereof; (b) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding securities; (c) declare or pay any dividend or distribution on any shares of its capital stock;
(d) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business; (e) propose or adopt any amendments to its charter or by-laws; (f) enter into, assign or terminate, or amend in any material respect, any Contract other than in the ordinary course of business; (g) acquire, dispose of, encumber or relinquish any material asset (other than sale of real properties at prices equal to or greater than their carrying values); (h) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any asset; (i) make any capital expenditures other than pursuant to existing capital expenditure programs that are disclosed in the Disclosure Schedule; (j) allow or permit the expiration, termination or cancellation at any time prior to the Effective Time of any of the insurance policies or coverages or surety bonds currently maintained by or on behalf of the Company unless replaced with a policy, coverage or bond having substantially the same coverage and similar terms and conditions; (k) increase, directly or indirectly, the salary or other compensation of any officer or member of management, enter into any employment agreement with any person or pay or enter into any agreement to pay any bonuses or other extraordinary compensation to any officer of the Company or to any member of management or other employees, or institute any general increase in rates of compensation for its employees, or increase, directly or indirectly, any provisions or other benefits of any of such persons; or (l) waive, settle or compromise any material litigation or other claim on a basis materially adverse to the Company.

         SECTION 5.2 No Solicitations. Neither the Parent nor any of its subsidiaries shall, and they shall use their best efforts to ensure that none of their respective affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any corporation, partnership, person, entity or group concerning any merger, sale of substantial assets (except as permitted by Section 5.1(g)) outside the ordinary course of business, sale of shares of capital stock or similar transaction involving the Company (other than the transactions contemplated by this Agreement). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The parties will promptly communicate to the other the terms of any proposal or inquiry, oral or written, which may be received in respect of any such transaction, and will inform the other prior to the time that it furnishes any information to, or engages in negotiations or discussions with, any third party with respect to the acquisition of either party.

         SECTION 5.3 Access to Information

                  (a) Between the date of this Agreement and the Effective Time, the parties will afford to one another and their authorized representatives reasonable access to the other Real Property and to the books and records of such party, will permit the parties and their representatives to make such reasonable inspections as they may require and will cause their officers to furnish the parties and their representatives with such financial and operating data, environmental assessments and other information with respect to the business and Real Property of the parties as they and their representatives may from time to time reasonably request. No inspection or examination by either party will constitute a waiver of any claim against the other party for misrepresentation or breach of this Agreement.

                  (b) The parties will hold and will cause their representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other requirements of law, all documents and information concerning the parties furnished to them and their representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of the parties or their representatives, or (ii) later lawfully acquired by the parties or their representatives from other sources unless they or their representatives know that such other sources are not entitled to disclose such information) and will not release or disclose such information to any other person, except their auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement, provided that such person shall have first been advised of the confidentiality provision of this Section 5.3. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) in the public domain through no fault of Parent, Purchaser or their representatives, or (ii) later lawfully acquired by the parties or representatives from other sources, and, if requested by the other party will, and will cause its agents, auditors, consultants, representatives and advisors to, return to the other or destroy all copies of written information furnished.

         SECTION 5.4 Best Efforts. Subject to the terms and conditions herein provided, and to the fiduciary duties of the Boards of Directors of the parties under applicable law, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         SECTION 5.5 Consents. Parent and the Company each will use its best efforts to obtain such consents of third parties to agreements which would otherwise be violated by any provisions hereof, to take all actions necessary to effect the transactions contemplated hereby, and to make such filings with Governmental Authorities necessary to consummate the transactions contemplated by this Agreement including, without limitation, (a) the vigorous defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or Governmental Authority vacated or reviewed, and (b) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement.

         SECTION 5.6 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 5.7 Noncompete Agreements. In consideration of the terms of this Agreement and in order to protect the rights of Parent and Purchaser and its subsidiaries to its trade secrets, confidential information, and client relationships, JVC and Vann hereby agrees as follows:

                  (a) JVC and Vann agree that for a period of 18 months following the Closing, JVC and Vann shall not be an officer, director, employee, agent or representative, or an owner of more than five percent (5%) of the outstanding capital stock of any corporation, or an owner of any interest in, or employee, agent or representative of, any other form of business association, sole proprietorship or partnership that solicits, hires (whether or not solicited) or otherwise attempts to induce any employees (excluding Carmen Milbury), agents or representatives of Parent and its subsidiaries to terminate their position as employee, agent or representative therewith.

                  (b) JVC and Vann agree that, for a period of 18 months following the Closing, they shall not, directly or indirectly by being an officer, director, employee, agent, representative or consultant, or a record or beneficial owner of more than five percent of the outstanding capital stock of any corporation or an owner of any interest in, or employee of, any other form of business association, sole proprietorship or partnership, conduct a financial services business or organization which engages or participates, directly or indirectly, in any business or activity that is engaged in the sale of insurance, securities or other investment products that solicits business from any person that was a client of Parent or its subsidiaries at or within 12 months prior to the time of termination of Vann's employment, anywhere within the State of Texas or any city of the United States in which parent and its subsidiaries maintains a retail office.

                  (c) In the event that any adjudicative body shall finally hold that this Section 5.7 constitutes an unreasonable restriction upon JVC and Vann, the parties hereby expressly agree that the provisions of this Section 5.7 shall not be rendered void, but shall apply as to time and territory or to such other extent as such body may indicate constitutes a reasonable restriction under the circumstances involved.

                  (d) JVC and Vann agree that irreparable harm would occur if any of the provisions of this Section 5.7 were breached and that the Parent shall be entitled to obtain an injunction or other equitable relief to enforce specifically the provisions thereof in any court of competent jurisdiction.

         SECTION 5.8 Employment Agreement. Vann and Parent shall enter into at Closing the Employment Agreement in the form attached hereto as Exhibit "B". Such agreement provides that Vann will be elected to the following positions:
Chairman, Chief Executive Officer and Chief Investment Officer of the Surviving Corporation; Chief Investment Officer of Parent; and director of the Parent and Surviving Corporation.

         SECTION 5.9 Form ADV. Company and Purchaser shall each amend their Forms ADV and file such amendments on or about the time of Closing in order to reflect the transactions hereby.


                                   ARTICLE VI.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 6.1 Conditions to the Closing. Immediately prior to the Effective Time, the Company and the Parent shall cause to be delivered to each other or to have received the following:

                  (a) A certificate, dated the date of the Effective Time of the chief executive officer certifying that all representations and warranties made herein are true and correct as of the date made and as of the Effective Time and that all agreements or other actions required to be performed prior to the Effective Time as a condition to consummating the Merger have been performed or taken and such conditions satisfied in accordance with the terms of this Agreement.

                  (b) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction in the United States or domestic Governmental Authority which prohibits or restricts the consummation of the Merger.

                  (c) There shall have been no material adverse change in the business, properties, or financial condition of any party to this Agreement.

                  (d) All parties shall have delivered all documents, exhibits and schedules and taken all other actions required by this Agreement.

                  (e) All representations and warranties of any party shall be true and effective as of the Effective Time.

                  (f) At the Closing, JVC shall deliver a release of all claims it may have against the Company.

                  (g) The parties to the Merger shall have executed and delivered agreements in the form of Exhibits "A" and "B".

                  (h) The parties shall be satisfied with the results of their examinations of the books, records and affairs of the other party.

                  (i) The Company shall have received a conveyance of the assets described in Section 1.10, and shall have divested the assets and liabilities described in Section 1.9.


                                  ARTICLE VII.
                         TERMINATION, AMENDMENTS; WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the Parent and Company, but prior to the Effective Time:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Company, Parent and Purchaser;

                  (b) by Parent or the Company if the Effective Time shall not have occurred on or before July 31, 1999, unless such failure is caused by the party seeking termination;

                  (c) by Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or if litigation or proceedings shall be pending that are reasonably likely to result in any of the foregoing;

                  (d) by the Company, if Parent or Purchaser shall not have performed all obligations required to be performed by them under this Agreement, except where any failure to perform would, in the aggregate, not materially impair or delay the ability of Parent, Purchaser and the Company to effect the Merger;

                  (e) by the Parent, if there shall have been a breach of any of the covenants contained herein or if any representation or warranty made by JVC or Company is untrue in any material respect; or

                  (f) by JVC or Parent if that party in its discretion is dissatisfied with the results of their respective examinations of the books, records and affairs of the other party.

         SECTION 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders, other than the provisions of

Sections 5.3(b) and 9.9.

         SECTION 7.3 Amendment. This Agreement may be amended only by means of an instrument in writing signed on behalf of all the parties.

         SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, may (a) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by an other applicable party, or (c) waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII.
                                 INDEMNIFICATION

         SECTION 8.1 Purchaser's Right to Indemnification. Company, JVC and Vann, jointly and severally, shall and do hereby indemnify and hold harmless, Parent, Purchaser, and their stockholders, directors, officers, employees, agents and representatives from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses (including all court costs and reasonable attorneys' fees) that Purchaser or any such other indemnified party may suffer or incur as a result of or relating to the material breach or inaccuracy of any of the representations, warranties, covenants or agreements made by Company, JVC and Vann herein or pursuant hereto.

         SECTION 8.2 Company's or JVC's Right to Indemnification. Purchaser and Parent shall and do hereby indemnify and hold Company, JVC and Vann, and their directors, officers, employees, agents and representatives harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses (including all court costs and reasonable attorneys' fees) that Company or any such indemnified party may suffer or incur as a result of or relating to: (a) the breach or inaccuracy, or any alleged breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by Purchaser and Parent herein or pursuant hereto; and (b) those liabilities, obligations, claims, contingencies and encumbrances accruing or arising after the Closing in connection with the business of the Purchaser, except to the extent that such liabilities, obligations, claims, contingencies or encumbrances are attributable to a breach of warranty, representation or covenant by Company, JVC and Vann prior to the Closing.

         SECTION 8.3 Notice. The party seeking indemnification hereunder ("Indemnitee") shall promptly, and within 30 days after notice to it (notice to Indemnitee being the filing of any action, receipt of any claim in writing or similar form of actual notice) of any claim as to which it asserts a right to indemnification, notify the party from whom indemnification is sought ("Indemnitor") of such claim. Indemnitee shall bill Indemnitor for any such claims no more frequently than on a monthly basis, and Indemnitor shall promptly pay (or cause to be paid) Indemnitee upon receipt of any such bill. The failure of Indemnitee to give the notification to Indemnitor contemplated above in this Section shall not relieve Indemnitor from any liability or obligation that it may have pursuant to this Agreement unless the failure to give such notice within such time shall have been materially prejudicial to it, and in no event shall the failure to give such notification relieve Indemnitor from any liability it may have other than pursuant to this Agreement.

         SECTION 8.4 Third-Party Claims. If any claim for indemnification by Indemnitee arises out of an action or claim by a person other than Indemnitee, Indemnitor may, by written notice to Indemnitee, undertake to conduct the defense thereof and to take all other steps or proceedings to defeat or compromise any such action or claim, including the employment of counsel; provided that Indemnitor shall reasonably consider the advice of Indemnitee as to the defense or compromise of such actions and claims, and Indemnitee shall have the right to participate, at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor. Indemnitee shall provide all reasonable cooperation to Indemnitor in connection with such proceedings. Counsel and auditor costs and expenses and court costs and fees of all proceedings with respect to any such action or claim shall be borne by Indemnitor. If any such claim is made hereunder and Indemnitor does not elect to undertake the defense thereof by written notice to Indemnitee, Indemnitee shall be entitled to control such proceedings and shall be entitled to indemnity with respect thereto pursuant to the terms of this Article VIII. To the extent that Indemnitor undertakes the defense of such claim by written notice to Indemnitee and diligently pursues such defense at its expense, Indemnitee shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgment of the parties.

         SECTION 8.5 Time to Assert Claims. Any claim asserted pursuant to
Section 8.1 or Section 8.2 above must be asserted by written notice given by one party to the other on or before the date of the release of the first audit report of the Parent containing combined financial statements of the Parent and the Company, not to exceed one (1) year from the date of Closing.

         SECTION 8.6 Access to Records. JVC, Vann and their agents, shall be afforded reasonable access to the Parent's and Purchaser's books and records during normal business hours upon reasonable notice for the purpose of verifying any claim against JVC or Vann hereunder. JVC, Vann and their agents may be required to sign an appropriate confidentiality agreement prior to any inspection of books and records hereunder.

         SECTION 8.7 Offset Right. Any claim against JVC or Vann under this
Article VIII may be satisfied by offsetting any obligation owed from the Company or Parent to JVC, or Vann.

         SECTION 8.8 Limitation on Indemnification. Neither the Company nor JVC or Vann shall have any obligation to indemnify the Parent or Purchaser until the total of all losses and claims exceed the sum of $50,000, and then JVC and Vann shall be liable for all amounts of such losses and claims.

         SECTION 8.9 Arbitration. All disputes under this Article VIII shall be settled by arbitration in Dallas, Texas, before three arbitrators pursuant to the rules but not under the auspices of the American Arbitration Association. Each of JVC and the Parent shall select one arbitrator and the two arbitrators shall select a third. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.7. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorney's fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.


                                   ARTICLE IX.
                                  MISCELLANEOUS

         SECTION 9.1 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.2 Brokerage Fees and Commissions. Each party represents that it has incurred no obligation to any broker or finder in connection with the transactions described in this Agreement and agrees to indemnify the other parties and hold them harmless against any liability to any such broker or finder.

         SECTION 9.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         SECTION 9.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         SECTION 9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         If to the Company (pre-closing), Vann or JVC:

                           Mr. John A. Vann
                           JVC Financial, L.L.C.
                           1800 Preston Park Blvd., Suite 101
                           Plano, Texas 75093

         If to Parent or Purchaser:

                           Mr. D. M. Moore, Jr.
                           Rushmore Financial Group, Inc.
                           13355 Noel Road, Suite 650
                           Dallas, Texas 75240

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         SECTION 9.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         SECTION 9.9 Expenses. Except as otherwise provided herein, the Parent, Purchaser and Company shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

         SECTION 9.10 Performance by Purchaser. Parent agrees to cause Purchaser to comply with its obligations hereunder and to cause Purchaser to consummate the Merger as contemplated herein.

         SECTION 9.11 Disclosure Schedule. Concurrent with the execution hereof, the Company and the Parent shall deliver the Disclosure Schedule to each other. The Disclosure Schedule shall be updated from time to time and prior to the Closing to report any changes in the information contained therein. The Disclosure Schedule shall contain all information required to disclose fully any exception or qualification to this Agreement and shall cross reference the section of this Agreement so qualified.


                                   ARTICLE X.
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "ACTION" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

         "BUSINESS" shall mean the business of owning and operating the investment advisory operations of the Company as conducted prior to the Closing by Seller.

         "CLOSING" shall have the meaning set forth in Section 1.8 hereof.

         "CLOSING DATE" shall mean the time and date that the Closing occurs.

         "CODE" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         "CONSENTS" shall mean all consents, approvals, and estoppels of others which are required to be obtained in order to effect the valid assignment, transfer, and conveyance to Purchaser of the Material Contracts without resulting in any default thereunder.

         "CONTRACTS" shall mean all contracts, agreements, and leases of equipment or other personal property that relate exclusively to the Business.

         "DEFAULT" shall mean an event of default as defined in any contract or other agreement or instrument, or any event which, with the passage of time or giving of notice or both, would constitute an event of default or other breach under such document or instrument.

         "DISCLOSURE MEMORANDUM" shall mean the set of numbered schedules referencing Sections of this Agreement delivered by Seller and dated of even date herewith, as supplemented by new or amended schedules delivered by Seller prior to the Closing.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 1.2 hereof.

         "ENVIRONMENTAL LAWS" shall mean all federal, state, municipal, and local laws, statutes, ordinances, rules, regulations, conventions, and decrees relating to the environment, including without limitation, those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil, and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all laws, rules, regulations, codes, directives, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions, and conditions of Environmental Permits, licenses, injunctions, consent agreements, stipulations, certificates of authorization, and other operating authorizations, entered, promulgated, or approved thereunder.

         "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a

Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

         "FORUM" shall mean any federal, state, local, municipal, or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.4.

         "GOVERNMENT" shall mean any federal, state, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

         "HAZARDOUS MATERIAL" shall mean all substances and materials designated as hazardous or toxic as of the date hereof pursuant to any applicable Environmental Law.

         "KNOWLEDGE" (or words of like effect) when used to qualify a representation, warranty, or other statement shall mean the actual knowledge of such party's executive officers.

         "LIABILITIES" shall have the meaning set forth in Section 3.12.

         "MATERIAL ADVERSE EFFECT" shall mean any adverse change in the financial condition, assets, business or operations of any party which is material to such party taken as a whole.

         "ORDERS" shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

         "PERSON" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a government, and any other legal entity.

         "REAL PROPERTY" shall mean the land and improvements owned or leased by the Company and all buildings, fixtures, signs, parking facilities, and other improvements located thereon and appurtenances thereto.

         "SCHEDULES" shall mean the numbered sections of the Disclosure Memorandum.

         "SOLID WASTE" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.

         "SUBSIDIARY" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Such term shall also refer to any other partnership, limited partnership, joint venture, trust, or other business entity in which a party hereto owns a material interest.

         "TERMINATION DATE" shall mean July 31, 1999.




                                SIGNATURES FOLLOW

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year set forth above.

                                 RUSHMORE FINANCIAL GROUP, INC.,
                                 a Texas corporation


                                 By:    /s/ D.M. Moore, Jr.
                                    ----------------------------
                                 D. M. Moore, Jr., President


                                      RUSHMORE INVESTMENT ADVISORS, INC.,
                                      a Texas corporation


                                      By:    /s/ D.M. Moore, Jr.
                                         --------------------------
                                      D. M. Moore, Jr., Chairman


                                      THE JOHN VANN COMPANY,
                                      a Texas corporation


                                      By:   /s/ John A Vann
                                         --------------------------
                                      John Vann, President

                                      JVC FINANCIAL, L.L.C.


                                      By:   /s/ John A. Vann
                                         --------------------------
                                      John A. Vann President